Exhibit 10.7

AMENDMENT TO CONSULTING AGREEMENT

This Amendment to Consulting Agreement (this “Amendment”), dated as of March 6, 2020, amends that certain Consulting Agreement dated August 22, 2018 (the “Agreement”) by and between Qualigen, Inc. (the “Company”) and GreenBlock Capital LLC (“Consultant”).

The Company and Consultant agree that the Agreement is hereby amended to modify and replace Section 2 as follows:

2. Compensation

(i) Fee for Services. For its services from the original date of this Agreement through six (6) months after the closing (“Closing”) of the reverse merger transaction contemplated by the Agreement and Plan of Merger dated January 15, 2020 (as thereafter amended, the “Merger Agreement”) among Ritter Pharmaceuticals, Inc. (“Ritter”), its subsidiary and the Company, the Consultant shall receive a fee (the “Fee”) payable in the form of: (a) a number of shares of Common Stock of the Company (the “Shares”) calculated such that the number of shares of Common Stock so issued would constitute shares of Common Stock of Ritter representing 4.5% (four and one-half percent) of the immediately-post-Merger shares of Common Stock of Ritter on a fully-diluted basis (with such percentage being calculated using the meaning of “fully-diluted” contemplated in the computation of the Merger Agreement’s “Exchange Ratio”), and (b) five-year Warrants to purchase a number of shares of Common Stock of the Company calculated such that such number of underlying shares of Common Stock would, after giving effect to the completion of the Merger and the assumption of warrants (including such Warrants) by Ritter in connection with the Merger, immediately-post-Merger result in the so-assumed Warrants overlying a number of shares of Common Stock of Ritter representing 3% (three percent) of the immediately-post-Merger shares of Common Stock of Ritter on a fully-diluted basis (with such percentage being calculated using the meaning of “fully-diluted” contemplated in the computation of the Merger Agreement’s “Exchange Ratio”) with (i) such Warrants not being exercisable to any extent until 183 days after the Merger, (ii) such Warrants having an initial exercise price per share equal to the exercise price provided in warrants issued by the Company to Alpha Capital Anstalt in connection with the Merger and its related transactions, and (iii) such exercise price per share being adjusted, upon assumption of the Warrants by Ritter in connection with the Merger, for the Merger’s “Exchange Ratio.”

(ii) Timing for Earning, Valuation and Forfeiture. The Company and Consultant agree that 25% of the value of the Fee shall be earned as of the Closing of the Merger and the balance over the following six (6) months accruing monthly. For the purposes of this subsection “(ii),” the Shares shall be valued at the lowest price per share of (a) Common Stock issued in connection with the conversion of Company convertible notes or (b) the stated conversion price for convertible preferred stock issued by the Company in connection with an offering, immediately prior to and in connection with the Closing of the Merger. Should the Consultant’s services with the Company be terminated for “cause” during the six (6) months following the Closing of the Merger, the Consultant will forfeit unearned Shares. “Cause” is defined as gross negligence, intentional misconduct or fraud that harms the Company. The Fee is not meant to act in any way as a success fee. A substantial portion of the Consultant’s duties will be performed after the Effective Time. Consultant is not being compensated in any way for raising capital or the successful closing of the Merger.

(iii) Issuance Instructions. The Shares and the Warrants shall be issued to Consultant or individually to its principals, as directed in writing by the Consultant prior to the Merger, subject to receipt of customary investment-intent letters.

Except as expressly provided herein, the Agreement remains unchanged and in full force and effect.

IN WITNESS WHEREOF, GreenBlock Capital LLC and Qualigen, Inc. have executed and delivered this Amendment to Consulting Agreement as of the 6th day of March, 2020.

GreenBlock Capital LLC		Qualigen, Inc.

By:	/s/ Christopher Nelson	By:	/s/ Michael S. Poirier
Christopher Nelson		Michael Poirier
Director		President & CEO

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